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                                                             Exhibit 99(a)(1)(i)

                           OFFER TO PURCHASE FOR CASH

                           UP TO 45,000 SHARES OF ITS
                 12.75% CUMULATIVE EXCHANGEABLE PREFERRED STOCK

                    AT A PURCHASE PRICE NOT GREATER THAN $670
                          NOR LESS THAN $590 PER SHARE

                                       BY

                        GRANITE BROADCASTING CORPORATION

 THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
      TIME, ON MONDAY, JUNE 17, 2002, UNLESS THE TENDER OFFER IS EXTENDED.

     Granite Broadcasting Corporation, a Delaware corporation, is offering to purchase for cash up to 45,000 shares of its 12.75% Cumulative Exchangeable Preferred Stock (each share having a $1,000 liquidation preference) upon the terms and subject to the conditions set forth in this document and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to the shares of 12.75% Cumulative Exchangeable Preferred Stock of Granite Broadcasting. On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $670 nor less than $590 per share, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders. All shares acquired in the tender offer will be acquired at the same price. We will select the lowest purchase price that will allow us to purchase 45,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $670 nor less than $590 per share. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. We will not pay, and you will not receive payment for, any accrued and unpaid dividends on shares that we accept for payment. We reserve the right, in our sole discretion, to purchase more than 45,000 shares in the tender offer, subject to applicable law. Shares tendered at prices greater than the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1. To tender shares properly, you must properly complete and duly execute the letter of transmittal, including the section relating to the price at which you are tendering your shares.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE
SECTION 6.

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                                    IMPORTANT

     If you wish to tender all or any part of your shares, you should either (1)
(a) complete and sign a letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Mellon Investor Services LLC, the depositary for the tender offer, and mail or deliver the share certificates to the depositary together with any other documents required by the letter of transmittal or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or,
(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) your other required documents cannot be delivered to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in
Section 3.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS OR THE DEALER MANAGER OR INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the letter of transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us or the dealer manager.

     The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the tender offer to be made by a licensed broker or dealer, the tender offer is being made on our behalf by the dealer manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No representation or warranty, express or implied, is made by the dealer manager as to the accuracy or completeness of the information contained herein (or made available in connection with an evaluation of the tender offer or a decision to tender your shares) and nothing contained herein is, or shall be relied upon as, a promise or representation by the dealer manager as to the past or future. The dealer manager assumes no responsibility for the accuracy or completeness of such information.

     Questions and requests for assistance may be directed to Mellon Investor Services LLC, the information agent for the tender offer, or to Jefferies & Company, Inc., the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery, or any document incorporated herein by reference, may be directed to the information agent.

                                   ----------

                   The Dealer Manager for the Tender Offer is:

                            JEFFERIES & COMPANY, INC.

May 17, 2002

                                       ii
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                                TABLE OF CONTENTS

                                                                                                                 PAGE
FORWARD LOOKING STATEMENTS........................................................................................ iv

INCORPORATION OF DOCUMENTS BY REFERENCE........................................................................... iv

SUMMARY TERM SHEET................................................................................................  v

THE TENDER OFFER..................................................................................................  1
  SECTION 1.    Number of Shares; Proration.......................................................................  1
  SECTION 2.    Purpose of the Tender Offer; Plans and Proposals..................................................  3
  SECTION 3.    Procedures for Tendering Shares...................................................................  4
  SECTION 4.    Withdrawal Rights.................................................................................  7
  SECTION 5.    Purchase of Shares and Payment of Purchase Price..................................................  8
  SECTION 6.    Conditions of the Tender Offer....................................................................  9
  SECTION 7.    Price Range of Shares; Dividends.................................................................. 10
  SECTION 8.    Source and Amount of Funds........................................................................ 11
  SECTION 9.    Certain Information Concerning Granite Broadcasting............................................... 11
  SECTION 10.   Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares..... 14
  SECTION 11.   Effects of the Tender Offer on the Market for Shares.............................................. 14
  SECTION 12.   Legal Matters; Regulatory Approvals............................................................... 14
  SECTION 13.   U.S. Federal Income Tax Consequences.............................................................. 14
  SECTION 14.   Extension of the Tender Offer; Termination; Amendment............................................. 18
  SECTION 15.   Fees and Expenses................................................................................. 19
  SECTION 16.   Miscellaneous..................................................................................... 19
SCHEDULE I      Information Concerning the Directors and Executive Officers of Granite Broadcasting...............I-1

                                       iii
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                           FORWARD-LOOKING STATEMENTS

     When included in this Statement or in documents incorporated herein by reference, the words "may," "expects," "intends," "anticipates," "plans," "projects," "estimates" and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. Such statements, are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Actual events or our actual future results may differ materially from any forward looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements contained herein speak only as of the date of this offer to purchase and the forward-looking statements contained in any document incorporated herein by reference speak only as of their respective dates. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained or incorporated by reference in this offer to purchase to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     Our amended annual report on Form 10-K/A for the fiscal year ended December 31, 2001, filed with the U.S. Securities and Exchange Commission on May 7, 2002, our quarterly report on Form 10-Q for the quarter ended March 31, 2002, filed with the U.S. Securities and Exchange Commission on May 15, 2002, and all documents filed by us with the U.S. Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the earlier of the "expiration date" and the termination of the tender offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this offer to purchase, shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this offer to purchase, except as so modified or superseded.

                                       iv
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                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my
shares?.......................  Granite Broadcasting Corporation, which we refer to as "we," "us" or "Granite Broadcasting," is offering to purchase shares of its 12.75% Cumulative Exchangeable Preferred stock, with a liquidation preference of $1,000 per share, in a self-tender offer.

What will the purchase price
for the shares be?............. We will determine the purchase price that we will pay per share as promptly as practicable after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 45,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The purchase price will not be greater than $670 nor less than $590 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares are tendered at a price below the purchase price. We will not pay, and you will not receive payment for, any accrued and unpaid dividends on shares that we accept for payment. See Section 1.

How many shares will Granite
Broadcasting purchase?......... We will purchase 45,000 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. We also expressly reserve the right to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. As of May 14, 2002, there were 247,154 shares issued and outstanding. See
                                Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 6.

Why is Granite Broadcasting
making the offer?.............. We are making this offer because we believe it would be financially advantageous for us to purchase the shares. The purchase of the shares also will improve our capital structure and financial flexibility. We are obligated to redeem the shares on April 1, 2009 at a redemption price per share of $1,000 plus accrued and unpaid dividends. In addition, beginning with the semi-annual dividend payment date occurring on October 1, 2002, we are obligated to pay dividends declared on the shares in cash. We do not anticipate at this time that we will declare or pay cash dividends on the shares. Our offer also will provide increased liquidity to holders of shares and the opportunity for holders to sell shares without the usual transaction costs associated with open market sales. See Section 2.

                                        v
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How will Granite Broadcasting
pay for the shares?............ We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, through our existing available cash and borrowings under our amended and restated senior credit agreement. The availability of funding under our amended and restated senior credit agreement is subject to our compliance with certain covenants and, commencing on June 30, 2002, certain financial tests including, but not limited to, minimum net revenue, broadcast cash flow, EBITDA, working capital and cash balances. See Section 8.

Can I tender part of my shares
at different prices?........... Yes, you can elect to tender part of your shares at one price and an additional amount of shares at a second price. However, you cannot tender the same shares at different prices. If you tender some shares at one price and other shares at another price, you must use a separate letter of transmittal for each price.

How long do I have to tender my
shares?........................ You may tender your shares until the tender offer expires. The tender offer will expire on Monday, June 17, 2002, at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. See
                                Section 14.

How will I be notified if
Granite Broadcasting extends
the tender offer?.............. We will issue a press release by 9:00 a.m., New
                                York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See
                                Section 14.

What will happen if I do not
tender my shares?.............. Our purchase will reduce the number of outstanding shares and the number of holders. Depending on the number of shares purchased, the liquidity and market value of the remaining outstanding shares could be adversely affected.

Are there any conditions to the
tender offer?.................. Yes. The tender offer is subject to the availability of funding and certain other conditions, such as the absence of court and governmental action prohibiting the tender offer and of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See Section 6.

How do I tender my shares?..... To tender your shares, prior to 5:00 p.m., New
                                York City time, on Monday, June 17, 2002, unless the tender offer is extended:

                                - you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

                                - the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

                                       vi
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                                -    you must request a broker, dealer,
                                     commercial bank, trust company or other
                                     nominee to effect the transaction for you;
                                     or

                                -    you must comply with the guaranteed
                                     delivery procedure.

                                You should contact the information agent or the dealer manager for assistance. See Section 3 and the instructions to the related letter of transmittal.

Once I have tendered shares in
the tender offer, can I
withdraw my tender?............ You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Monday, June 17, 2002, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after July 15, 2002. See Section 4.

How do I withdraw shares I
previously tendered?........... You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your
                                withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See
                                Section 4.

Has Granite Broadcasting or
its board of directors adopted
a position on the tender offer? Our board of directors has approved the tender offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. See
                                Section 10.

If I own fewer than 100 shares
and I tender all my shares,
will I be subject to proration? If greater than 45,000 shares, or such greater number of shares as we may elect to purchase, have been properly tendered at or below the purchase price and not withdrawn, we will first purchase shares tendered by odd lot holders. We will then purchase all other shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. If you own beneficially or of record fewer than 100 shares, to qualify for this exception from proration you must properly tender all of these shares at or below the purchase price before the tender offer expires and complete the section entitled "Odd Lots" in the related letter of transmittal. See
                                Section 1.

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When will Granite Broadcasting
pay for the shares I tender?... We will pay the purchase price, net to you in cash, without interest, for the shares we purchase as promptly as practicable after the expiration of the tender offer and the acceptance of the shares for payment. See
                                Section 5.

Will I have to pay brokerage
commissions if I tender my
shares?........................ If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 2.

What are the U.S. federal
income tax consequences if I
tender my shares?.............. Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates. See Section 13.

Will I have to pay any stock
transfer tax if I tender my
shares?........................ If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom can I talk to if I have
questions?..................... The information agent and the dealer manager can help answer your questions. The information agent is Mellon Investor Services LLC and the dealer manager is Jefferies & Company, Inc. Their contact information is set forth on the back cover page of this document.

                                      viii
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                                THE TENDER OFFER

SECTION 1.   NUMBER OF SHARES; PRORATION

        GENERAL. Upon the terms and subject to the conditions of the tender offer, Granite Broadcasting will purchase 45,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with
Section 4, before the scheduled expiration date of the tender offer, at prices not greater than $670 nor less than $590 per share, net to the seller in cash, without interest. Granite Broadcasting will not pay, and tendering stockholders will not receive payment for, any accrued and unpaid dividends on shares that Granite Broadcasting accepts for payment.

        The term "expiration date" means 5:00 p.m., New York City time, on Monday, June 17, 2002, unless and until Granite Broadcasting, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by Granite Broadcasting, shall expire. See Section 14 for a description of Granite Broadcasting's right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, Granite Broadcasting may, and Granite Broadcasting expressly reserves the right to, purchase under the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See
Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. Except as described herein, withdrawal rights, expire on the expiration date.

        If (1)(a) Granite Broadcasting increases the price to be paid for shares above $670 per share or decreases the price to be paid for shares below $590 per share, (b) Granite Broadcasting increases the number of shares being sought in the tender offer and this increase in the number of shares being sought exceeds 2% of the outstanding shares, or (c) Granite Broadcasting decreases the number of shares being sought and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See
Section 6.

        In accordance with Instruction 5 of the related letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $670 nor less than $590 per share, at which they are willing to sell their shares to Granite Broadcasting under the tender offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $590 or as high as $670. As promptly as practicable following the expiration date, Granite Broadcasting will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. Granite Broadcasting will select the lowest purchase price, not greater than $670 nor less than $590 per share, net to the seller in cash, without interest, that will enable it to purchase 45,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in the tender offer. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. All shares tendered and not purchased under the tender offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at Granite Broadcasting's expense as promptly as practicable after the expiration date. By following the instructions to the letter of transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate letter of transmittal must be submitted for shares tendered at each price. Stockholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer.

        If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 45,000 shares, or such greater number of shares as Granite Broadcasting may elect to purchase, subject to applicable law, Granite Broadcasting will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

        PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the tender offer, if greater than 45,000 shares, or such greater number of shares as Granite Broadcasting may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, Granite Broadcasting will purchase properly tendered shares on the basis set forth below:

   (1) Granite Broadcasting will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder who:

    (a) tenders all shares owned beneficially or of record by that odd lot holder at a price at or below the purchase price (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference); and

    (b) completes the section entitled "Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery.

   (2) After the purchase of all of the foregoing shares, Granite Broadcasting will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

        ODD LOTS. For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder's shares. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

        Granite Broadcasting also reserves the right, but will not be obligated, to purchase all shares duly tendered by any stockholder that tenders all shares owned beneficially or of record at or below the purchase price and that, as a result of proration, then would own beneficially or of record an aggregate of fewer than 100 shares. If Granite Broadcasting exercises this right, it will increase the number of shares that it is offering to purchase in the tender offer by the number of shares purchased through the exercise of this right, subject to applicable law.

        PRORATION. If proration of tendered shares is required, Granite Broadcasting will determine the proration factor as soon as practicable following the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the purchase price. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in
Section 3, and not properly withdrawn, and because of the odd lot procedure, Granite Broadcasting does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain this information from their brokers.

   As described in Section 13, the number of shares that Granite Broadcasting will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder's decision whether or not to tender shares.

   This offer to purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Granite Broadcasting's stockholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2. PURPOSE OF THE TENDER OFFER; PLANS AND PROPOSALS.

        Granite Broadcasting is making this offer because it believes it would be financially advantageous for Granite Broadcasting to purchase the shares. The purchase of the shares also will improve Granite Broadcasting's capital structure and financial flexibility. The shares must be redeemed on April 1, 2009 at a redemption price per share of $1,000 plus accrued and unpaid dividends. In addition, beginning with the semi-annual dividend payment date occurring on October 1, 2002, dividends declared on the shares must be paid in cash. It is anticipated at this time that Granite Broadcasting will not declare or pay cash dividends on the shares.

        The tender offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $670 per share and not less than $590 per share) at which they wish to sell their shares and, if those shares are purchased in the tender offer, to sell those shares for cash without the usual transaction costs associated with open market sales. The tender offer also provides participating stockholders (particularly those who, because of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares.

        After the completion of the tender offer, Granite Broadcasting expects to have sufficient cash flow and access to funding to meet its cash needs for normal operations and anticipated capital expenditures.

        Neither Granite Broadcasting nor the Granite Broadcasting board of directors or the dealer manager or information agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares or as to whether any holder of convertible securities should convert such securities. Granite Broadcasting has not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender.

        Following completion or termination of this tender offer, although Granite Broadcasting currently has no particular plan to purchase any shares, Granite Broadcasting may from time to time purchase additional shares on the open market, in private transactions, through tender offers or otherwise, depending on, among other factors, the number of shares, if any, purchased in this tender offer, Granite Broadcasting's business and financial performance and situation, the business and market conditions at the time, and such other factors as Granite Broadcasting may consider to be relevant. Granite Broadcasting's board of directors has authorized a program to purchase shares. Granite Broadcasting currently does not plan to spend more than an aggregate of $30.15 million to purchase shares, including amounts expended pursuant to the tender offer. Granite Broadcasting reserves the right, however, to increase this amount, as it deems appropriate. Any of these purchases may be on the same terms or on terms that are more or less favorable to the selling stockholders than the terms of the tender offer. However, SEC Rule 13e-4 prohibits Granite Broadcasting and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5.

        Shares acquired by Granite Broadcasting pursuant to the tender offer will be canceled.

        Except as disclosed herein, or as may occur in the ordinary course of its business, Granite Broadcasting currently has no plans or proposals that relate to or would result in:

        - an extraordinary transaction, such as a merger, reorganization or liquidation, involving Granite Broadcasting or any of its subsidiaries;

        - a purchase, sale or transfer of a material amount of Granite Broadcasting's assets or any of its subsidiaries;

        - any material change in Granite Broadcasting's present dividend rate or policy, indebtedness or capitalization;

        - any change in Granite Broadcasting's present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

        - any other material change in Granite Broadcasting's corporate structure or business;

        - a class of Granite Broadcasting's equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

        - class of Granite Broadcasting's equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

        - the suspension of Granite Broadcasting's obligation to file reports pursuant to Section 15(d) of the Exchange Act; or

        - any changes in Granite Broadcasting's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Granite Broadcasting.

        Granite Broadcasting reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3. PROCEDURES FOR TENDERING SHARES.

        PROPER TENDER OF SHARES. For shares to be tendered properly under the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an "agent's message," and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares in the tender offer must properly indicate in the section captioned (1) "Price (in Dollars) Per Share at Which Shares are Being Tendered" on the letter of transmittal the price (in multiples of $.50) at which shares are being tendered or (2) "Shares Tendered at Price Determined Under the Tender Offer" in the letter of transmittal that the stockholder will accept the purchase price determined by Granite Broadcasting in accordance with the terms of the tender offer. Stockholders who desire to tender shares at more than one price must complete a separate letter of transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the appropriate section in each letter of transmittal.

        In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

        Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

        SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, as amended. See Instruction 1 of the related letter of transmittal. If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

        Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the letter of transmittal. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

        BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book- entry transfer facility does not constitute delivery to the depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Granite Broadcasting may enforce such agreement against such participant.

        FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 30% of the gross proceeds payable to a stockholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the Information Agent. See Instructions 13 and 14 of the related letter of transmittal.

        To prevent federal backup withholding tax equal to 30% of the gross payments made to stockholders for shares purchased under the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the depositary with the stockholder's correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the letter of transmittal. For a discussion of United States federal income tax consequences to tendering stockholders, see
Section 13.

        FEDERAL INCOME TAX WITHHOLDING ON FOREIGN STOCKHOLDERS. Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign stockholder or his or her agent unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States or that such proceeds are subject to capital gains treatment. For this purpose, a foreign stockholder is any stockholder that is not a "United States holder" (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed IRS Form W-8BEN or any other equivalent form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly completed and executed IRS Form W-8ECI or any other equivalent form. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the "Section 302 tests" for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

        Foreign stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions 13 and 14 of the related letter of transmittal.

        GUARANTEED DELIVERY. If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        - the tender is made by or through an eligible guarantor institution;

        - the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Granite Broadcasting has provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

        - the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent's message, and any other documents required by the letter of transmittal, are received by the depositary within three trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

        RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

        DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Granite Broadcasting, in its sole discretion, and Granite Broadcasting's determination will be final and binding on all parties. Granite Broadcasting reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Granite Broadcasting determines may be unlawful. Granite Broadcasting also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and Granite Broadcasting's interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Granite Broadcasting. None of Granite Broadcasting, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

        TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; GRANITE BROADCASTING'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to Granite Broadcasting that
(1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and
(2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Granite Broadcasting's acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and Granite Broadcasting upon the terms and conditions of the tender offer.

        LOST OR DESTROYED CERTIFICATES. Stockholders whose share certificate for part or all of their shares have been lost, stolen, misplaced or destroyed may contact American Stock Transfer & Trust Company, the transfer agent for Granite Broadcasting shares, at (718) 921-8206, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by the stockholder to secure against the risk that the share certificates may be subsequently recirculated. Stockholders are urged to contact American Stock Transfer & Trust Company immediately in order to permit timely processing of this documentation. Share certificates, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any signature guarantees, or an agent's message, and any other required documents must be delivered to the depositary and not to Granite Broadcasting, the dealer manager or the information agent. Any such documents delivered to Granite Broadcasting, the dealer manager or the information agent will not be forwarded to the depositary and, therefore, will not be deemed to be properly tendered.

SECTION 4. WITHDRAWAL RIGHTS.

        Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Granite Broadcasting under the tender offer, also may be withdrawn at any time after July 15, 2002.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

        If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book- entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Granite Broadcasting, in its sole discretion, whose determination will be final and binding. None of Granite Broadcasting, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

        Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

        If Granite Broadcasting extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to Granite Broadcasting's rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of Granite Broadcasting, and these shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

SECTION 5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

        Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, Granite Broadcasting (1) will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and (2) will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date. For purposes of the tender offer, Granite Broadcasting will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

        Upon the terms and subject to the conditions of the tender offer, as promptly as practicable after the expiration date, Granite Broadcasting will accept for payment and pay a single per share purchase price at prices not greater than $670 nor less than $590 per share for 45,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

        Granite Broadcasting will pay for shares purchased under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Granite Broadcasting and transmitting payment to the tendering stockholders.

        In the event of proration, Granite Broadcasting will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, Granite Broadcasting does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Share certificates tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Granite Broadcasting's expense as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering stockholders. Under no circumstances will interest on the purchase price be paid by Granite Broadcasting regardless of any delay in making the payment. In addition, if certain events occur, Granite Broadcasting may not be obligated to purchase shares under the tender offer. See Section 6.

        Granite Broadcasting will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the related letter of transmittal.

        Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding of 30% of the gross proceeds paid to the stockholder or other payee under the tender offer. See Section 3. Also see Section 13 regarding United States federal income tax consequences for foreign stockholders.

SECTION 6. CONDITIONS OF THE TENDER OFFER.

        Notwithstanding any other provision of the tender offer, Granite Broadcasting will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if Granite Broadcasting has not received or does not have available proceeds from borrowings under its amended and restated senior credit agreement, together with available cash on hand, sufficient to purchase the shares tendered in the tender offer, or, at any time on or after May 17, 2002 and before the expiration date, any of the following events shall have occurred (or shall have been determined by Granite Broadcasting to have occurred) that, in Granite Broadcasting's judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by Granite Broadcasting), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

  (1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer or (b) in Granite Broadcasting's judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Granite Broadcasting and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Granite Broadcasting or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to Granite Broadcasting;

  (2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Granite Broadcasting or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Granite Broadcasting's judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (b) delay or restrict the ability of Granite Broadcasting, or render Granite Broadcasting unable, to accept for payment or pay for some or all of the shares, (c) materially impair the contemplated benefits of the tender offer to Granite Broadcasting, or (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Granite Broadcasting and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Granite Broadcasting or any of its subsidiaries;

  (3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in Granite Broadcasting's judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the judgment of Granite Broadcasting, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of Granite Broadcasting and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Granite Broadcasting or any of its subsidiaries, (f) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (g) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount greater than 10%) from the close of business on May 16, 2002; or

  (4) there shall have occurred any event or events that have resulted, or may in Granite Broadcasting's reasonable judgment result, directly or indirectly, in an actual or threatened change in Granite Broadcasting's or any of Granite Broadcasting's subsidiaries' business, condition (financial or otherwise), income, operations, stock ownership or prospects.

        The foregoing conditions are for the sole benefit of Granite Broadcasting and may be asserted by Granite Broadcasting regardless of the circumstances (including any action or inaction by Granite Broadcasting) giving rise to any of these conditions, and may be waived by Granite Broadcasting, in whole or in part, at any time and from time to time, before the expiration date, in its sole discretion. Granite Broadcasting's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by Granite Broadcasting concerning the events described above will be final and binding on all parties.

SECTION 7. PRICE RANGE OF SHARES; DIVIDENDS.

        The shares are traded and quoted on the "Pink Sheets," which are published by Pink Sheets LLC, under the trading symbol "GBTVO.PK." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share in the "Pink Sheets," as applicable.

                                                               HIGH          LOW
                                                               ----          ---
    YEAR ENDED DECEMBER 31, 2000
      First Quarter......................................  $   1,028      $  1,028
      Second Quarter.....................................        875           820
      Third Quarter......................................        670           610
      Fourth Quarter.....................................        653             8

    YEAR ENDED DECEMBER 31, 2001
      First Quarter......................................  $     210     $     145
      Second Quarter.....................................        195           150
      Third Quarter......................................        268           198
      Fourth Quarter.....................................        500           270

    YEAR ENDED DECEMBER 31, 2002
      First Quarter......................................  $     530     $     375
      Second Quarter (through May 14, 2002)..............        700           500

        On May 9, 2002, the last trading day before the date of announcement of the tender offer, the reported sales price of the shares in the "Pink Sheets" was $700 per share. Stockholders are urged to obtain current market quotations for the shares.

        Dividends on the shares are payable in cash or, on or before April 1, 2002, at Granite Broadcasting's option, in additional shares, on each April 1 and October 1. Dividends on the shares accrue at the rate of 12.75% of the liquidation preference per annum and are cumulative from the date on which the shares were originally issued. As of April 1, 2002, Granite Broadcasting had timely paid all dividends on each payment date since the date the shares were issued in the form of approximately 134,296 additional shares. Beginning October 1, 2002, Granite Broadcasting is obligated to pay dividends declared in cash. Granite Broadcasting does not anticipate at this time that it will declare or pay cash dividends.

SECTION 8. SOURCE AND AMOUNT OF FUNDS.

        Assuming that the maximum 45,000 shares are purchased in the tender offer at a price between $590 and $670 per share, the aggregate purchase price will be between approximately $26.55 million and $30.15 million.

        Granite Broadcasting anticipates that it will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, through existing available cash and borrowings under the Tranche B term loan facility of Granite Broadcasting's amended and restated senior credit agreement. The availability of funding under Granite Broadcasting's amended and restated senior credit agreement is subject to Granite Broadcasting's compliance with certain covenants and, commencing on June 30, 2002, certain financial tests including, but not limited to, minimum net revenue, broadcast cash flow, EBITDA, working capital and cash balances. Granite Broadcasting believes that these funds are sufficient to purchase shares tendered in the offer and has no alternative financing plans. See Section 9.

        The tender offer is subject to the receipt of funding as described in this Section 8.

SECTION 9. CERTAIN INFORMATION CONCERNING GRANITE BROADCASTING.

        GENERAL. Granite Broadcasting is a group broadcasting company founded in 1988 to acquire and manage network-affiliated television stations and other media and communications-related properties. Granite Broadcasting's goal is to identify and acquire properties that management believes have the potential for substantial long-term appreciation and to aggressively manage such properties to improve their operating results. Granite Broadcasting owns and operates eight network-affiliated television stations: WTVH-TV, the CBS affiliate serving Syracuse, New York ("WTVH"); KSEE-TV, the NBC affiliate serving Fresno-Visalia, California ("KSEE"); WPTA-TV, the ABC affiliate serving Fort Wayne, Indiana ("WPTA"); WEEK-TV, the NBC affiliate serving Peoria-Bloomington, Illinois ("WEEK-TV"); KBJR-TV, the NBC affiliate serving Duluth, Minnesota and Superior, Wisconsin ("KBJR"); WKBW-TV, the ABC affiliate serving Buffalo, New York ("WKBW"); WDWB-TV, the WB Network affiliate serving Detroit, Michigan ("WDWB"); and KBWB-TV, the WB Network affiliate serving San Francisco-Oakland-San Jose, California ("KBWB"). The Company also owns a sixty percent indirect interest in Channel 11 License, Inc., the permittee of television station KRII, Channel 11, International Falls, Minnesota.

        KBJR and WEEK were acquired in separate transactions in October 1988, WPTA was acquired in December 1989, WTVH and KSEE were acquired in December 1993, WKBW was acquired in June 1995, WDWB was acquired in January 1997 and KBWB was acquired in July 1998. Granite Broadcasting owns all but one of its television stations through separate wholly owned subsidiaries. Granite Broadcasting received a permit to construct KRII, International Falls in September 2000, received authorization to reallocate Channel 11 from International Falls, Minnesota to Chisholm, Minnesota in October 2001, and currently has an application pending before the FCC to establish KRII as a satellite station of KBJR and to change the station's community of license from International Falls to Chisholm.

        Granite Broadcasting is actively examining the composition of its television station group to assess how best to compete in the future and to participate in the broadcast industry's continuing trend toward consolidation. Granite Broadcasting will consider opportunities to exchange television stations with other broadcast industry groups to more closely align its station group with Granite Broadcasting's management strength in operating network affiliated news oriented television stations. In addition, if regulatory changes by the Federal Communications Commission or the courts are made to permit greater ownership concentration in small to medium markets, Granite Broadcasting believes it can benefit from duopoly opportunities in such markets. Although Granite Broadcasting from time to time enters into discussions regarding the purchase or sale of television stations, it has not at this time entered into any agreements regarding the purchase, sale or transfer of any of its stations.

        Granite Broadcasting's long-term objective is to acquire additional television stations and to pursue acquisitions of other media and communications-related properties in the future. Granite Broadcasting is committed to building its station Internet business consistent with the goal of using the unique technological capabilities of the Internet to deliver local news, weather and sports information to viewer computers at home and at work. Granite Broadcasting's Internet strategy is based on the view that via the Internet, Granite Broadcasting's stations can provide a high quality interactive advertising environment in which local businesses can reach consumers at home and at work.

        RECENT DEVELOPMENTS. ASSET DISPOSITION. On December 14, 2001, Granite Broadcasting entered into a definitive agreement with the National Broadcasting Company, Inc. to sell KNTV, the NBC affiliate serving San Francisco-Oakland-San Jose, California. The sale transaction was completed on April 30, 2002. NBC paid Granite Broadcasting $230,000,000 plus a working capital and other adjustments of $14,545,000. In addition, NBC refunded Granite Broadcasting $20,473,000 of the affiliation payment due to NBC on January 1, 2002 under the terms of the KNTV NBC affiliation agreement, which Granite Broadcasting prepaid on March 6, 2001. Granite Broadcasting repaid $170,000,000 of outstanding senior debt and $14,763,000 of deferred interest and other fees associated with the senior credit facility and the amended and restated senior credit agreement discussed below upon consummation of the sale. The San Francisco affiliation agreement terminated upon the closing of the sale and Granite Broadcasting is not required to make any further affiliation payments to NBC. The warrants issued to NBC as part of the San Francisco affiliation agreement have been returned to Granite Broadcasting. Granite Broadcasting's affiliation agreements for KSEE-TV, WEEK-TV, and KBJR-TV, which involve no payment obligations, will remain in effect until their expiration on December 31, 2011.

        NEW AMENDED AND RESTATED SENIOR CREDIT AGREEMENT. Simultaneously with the closing of the sale of KNTV, Granite Broadcasting entered into an amended and restated senior credit agreement with Goldman Sachs Credit Partners L.P., as agent for the lenders party thereto. The amended and restated senior credit agreement consists of (1) a committed $60,000,000 Tranche A term loan facility,
(2) a committed $80,000,000 Tranche B term loan facility and (3) an uncommitted $10,000,000 Tranche C supplemental term loan facility. The Tranche B loan commitment expires 120 days after the closing (August 28, 2002), unless previously canceled by Granite Broadcasting, and may be extended at the lenders' option for an additional period of time. The terms of the Tranche C term loan have not been fully negotiated, and borrowing of the Tranche C loans will require supplemental action by the board of directors of Granite Broadcasting. The obligations of Granite Broadcasting with respect to all of the loan facilities are secured by substantially all of the assets of Granite Broadcasting and its subsidiaries.

        Upon entering into the amended and restated senior credit agreement, Granite Broadcasting rolled over existing outstanding loans under the prior loan facility into an initial Tranche A borrowing in the amount of $35,000,000. Proceeds from Tranche A and Tranche B term loans shall be used for working capital and general corporate purposes. The Tranche A loans bear interest at the greater of LIBOR plus 4.50% or 6.50% and the Tranche B loans bear interest at the greater of LIBOR plus 9% or 11%. All interest is payable monthly in arrears. The amended and restated senior credit agreement matures on April 15, 2004, at which time Granite Broadcasting must repay the principal amount of all outstanding loans and all other obligations then due and owing under the amended and restated senior credit agreement. The amended and restated senior credit agreement requires Granite Broadcasting, among other matters, to maintain compliance with certain financial tests, including but not limited to, minimum net revenue, broadcast cash flow, EBITDA, working capital and cash balances.

        CERTAIN HISTORICAL FINANCIAL INFORMATION. Set forth below is summary consolidated financial information relating to Granite Broadcasting and its subsidiaries which has been excerpted or derived from the financial statements contained in Granite Broadcasting's annual report on Form 10-K/A for the fiscal year ended December 31, 2001 and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002. More comprehensive financial information is included in the annual report, quarterly report and other documents filed by Granite Broadcasting with the Securities and Exchange Commission. The financial information that follows is qualified in its entirety by reference to the annual report, quarterly report and other documents, including the financial statements and related notes contained therein. The annual report, quarterly report and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth below under "Available Information."

                                                   --------------------------------    --------------------------------
                                                       YEAR ENDED DECEMBER 31,             QUARTER ENDED MARCH 31,
                                                   --------------------------------    --------------------------------
                                                        2000            2001                2001             2002
                                                        ----            ----                ----             ----
SUMMARY STATEMENT OF OPERATIONS DATA:
Net revenue...............................           $ 140,070,247    $ 113,075,276        $ 26,848,304     $43,542,357
   Station operating expenses.............             102,679,873      116,373,938          27,957,291      30,084,800
   Depreciation...........................               5,724,629        6,076,212           1,503,394       1,734,028
   Amortization of intangible assets......              26,864,596       26,735,547           6,288,495       9,478,426
   Corporate expense......................              10,392,365        9,686,952           2,538,848       2,297,145
Operating income (loss)...................              (9,282,043)     (47,270,108)        (11,907,100)       (381,206)
Net income (loss).........................             (27,509,125)     (76,746,894)        (15,041,434)   (163,534,096)
Income (loss) attributable to
     common shareholders..................             (56,345,128)    (109,310,870)        (22,694,836)   (172,177,982)
Net income (loss) per share...............                   (3.10)           (5.89)              (1.23)          (9.19)
Weighted average common
     shares outstanding...................              18,203,498       18,568,811          18,403,892      18,727,972

                                                   --------------------------------------------    --------------------
                                                                 AT DECEMBER 31,                       AT MARCH 31,
                                                   --------------------------------------------    --------------------
                                                                 2000                 2001                 2002
                                                                 ----                 ----                 ----
SUMMARY BALANCE SHEET DATA:
Cash and cash equivalents.................                  $  9,209,249          $ 29,426,856            $  23,874,402
Total current assets......................                    85,537,942           107,248,666              128,487,623
Total assets..............................                   732,091,426           731,097,252              508,900,008
Total current liabilities.................                    40,289,554            39,844,615               47,176,796
Long-term debt............................                   311,390,914           401,206,439              401,373,601
Redeemable preferred stock................                   239,544,783           272,108,759              280,752,645
Total stockholders' equity (deficit)......                     7,815,815           (98,143,912)            (270,004,146)

        AVAILABLE INFORMATION. Granite Broadcasting is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters. Granite Broadcasting is required to disclose in these periodic reports certain information, as of particular dates, concerning the Granite Broadcasting directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Granite Broadcasting and any material interest of such persons in transactions with Granite Broadcasting. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Granite Broadcasting has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

        You are encouraged to read Granite Broadcasting's Amended Annual Report on Form 10-K/A for the year ended December 31, 2001, filed on May 7, 2002, and Quarterly Report on Form 10-Q, filed on May 15, 2002, for additional information about recent developments and potential impacts to Granite Broadcasting's operations.

SECTION 10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

        The name, position, business address and business telephone number of each of Granite Broadcasting's directors and executive officers is set forth on
Schedule I hereto. Granite Broadcasting has been advised that no shares are owned by any executive officer or director.

        Based on Granite Broadcasting's records and information provided to Granite Broadcasting by its directors, executive officers, associates and subsidiaries, neither Granite Broadcasting, nor any associate or subsidiary of Granite Broadcasting nor, to the best of Granite Broadcasting's knowledge, any directors or executive officers of Granite Broadcasting or any associates or subsidiaries of Granite Broadcasting, has effected any transactions in shares during the 60 day-period before the date hereof, except that on May 2, 2002, Granite Broadcasting purchased 37,142 shares for $22,858,305 (or $615.43 per share) in a privately-negotiated third-party transaction.

        Except as otherwise described herein, neither Granite Broadcasting nor, to the best of Granite Broadcasting's knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any securities of Granite Broadcasting, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of Granite Broadcasting, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

SECTION 11. EFFECTS OF THE TENDER OFFER ON THE MARKET FOR SHARES.

        The shares are traded and quoted on the "Pink Sheets," which are published by Pink Sheets LLC, under the trading symbol "GBTVO.PK." The purchase by Granite Broadcasting of shares under the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of holders. Depending on the number of shares purchased, the liquidity and market value of the remaining outstanding shares could be adversely affected. Granite Broadcasting's common stock is publicly traded and registered under the Exchange Act which requires, among other things, that Granite Broadcasting furnish certain information to its stockholders and the Securities & Exchange Commission.

SECTION 12. LEGAL MATTERS; REGULATORY APPROVALS.

        Except as described above, Granite Broadcasting is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by Granite Broadcasting as contemplated by the tender offer. Should any approval or other action be required, Granite Broadcasting presently contemplates that it will seek that approval or other action. Granite Broadcasting is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of Granite Broadcasting under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 6.

SECTION 13. U.S. FEDERAL INCOME TAX CONSEQUENCES.

        GENERAL. The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, S corporations, expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a "functional currency" other than the United States dollar, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer. Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the exchange.

        In addition, except as otherwise specifically noted, this summary applies only to holders of shares that are "United States holders." For purposes of this discussion, a "United States holder" means a holder of shares that for United States federal income tax purposes is:

   -    a citizen or resident of the United States;

   - a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

   - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

   - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

        Holders of shares who are not United States holders ("foreign stockholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

        Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

        CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by Granite Broadcasting under the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from Granite Broadcasting.

        Under Section 302 of the Code, a United States holder whose shares are purchased by Granite Broadcasting under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

        - results in a "complete termination" of the United States holder's equity interest in Granite Broadcasting;

        - results in a "substantially disproportionate" redemption with respect to the United States holder; or

        - is "not essentially equivalent to a dividend" with respect to the United States holder.

        Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

        TREATMENT OF TENDER OFFER AS SALE OR EXCHANGE. If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold its shares to Granite Broadcasting and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by Granite Broadcasting under the tender offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by Granite Broadcasting from a United States holder under the tender offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased by Granite Broadcasting in the event of proration under the tender offer. This right of designation is not available, however, with respect to shares held in the Granite Broadcasting 401(k) Plan. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

        TREATMENT OF TENDER OFFER AS A DIVIDEND OR DISTRIBUTION. If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by Granite Broadcasting under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by Granite Broadcasting under the tender offer will be treated as a distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable as a dividend at ordinary income tax rates to the extent of the United States holder's share of the available current and accumulated earnings and profits (within the meaning of the Code) of Granite Broadcasting. To the extent the amount exceeds the United States holder's share of the available current and accumulated earnings and profits of Granite Broadcasting, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by Granite Broadcasting under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's remaining adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

        CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES. In applying each of the Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security (such as the convertible securities). A shareholder in a corporation is treated as owning that shareholder's proportionate share of any stock owned, directly or indirectly, by that corporation only if the shareholder actually or constructively owns 50 percent or more of the value of the stock of the corporation. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

        Granite Broadcasting cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause Granite Broadcasting to accept fewer shares than are tendered. Therefore, no assurance can be given that Granite Broadcasting will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

        SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by Granite Broadcasting under the tender offer to be treated as a sale or exchange for federal income tax purposes:

        COMPLETE TERMINATION TEST. The purchase of a holder's shares by Granite Broadcasting under the tender offer will result in a "complete termination" of the holder's equity interest in Granite Broadcasting if all of the shares that are actually or constructively owned by the holder are sold under the tender offer, provided that no shares of any other class of stock in Granite Broadcasting are actually or constructively owned by the holder. If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a

"complete termination" has occurred. With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder. Holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

        SUBSTANTIALLY DISPROPORTIONATE TEST. The purchase of a holder's shares by Granite Broadcasting under the tender offer will result in a "substantially disproportionate" redemption with respect to the holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer). For those holders who also own Granite Broadcasting common stock, the "substantially disproportionate" test will not be satisfied unless the holder's ownership of common stock immediately after completion of the tender offer is less than 80 percent of that owned immediately before the completion of the tender offer.

        NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. The purchase of a holder's shares by Granite Broadcasting under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the holder's proportionate interest in Granite Broadcasting as a result of the purchase constitutes a "meaningful reduction" given the holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that the redemption of any amount of stock that is nonvoting, nonconvertible and limited and preferred as to dividends and in liquidation (such as the Cumulative Exchangeable Preferred Stock) represents a meaningful reduction of the shareholder's proportionate interest in the corporation if the shareholder does not own stock of any other class. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

        CORPORATE STOCKHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to the tender offer that is treated as a dividend will constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

        FOREIGN STOCKHOLDERS. Generally, the depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid under the tender offer to a foreign stockholder (as defined in Section 3) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies or that proceeds received by the foreign stockholder are entitled to capital gains treatment. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld. Foreign stockholders generally will not be subject to United States federal income or withholding tax on any gain realized on the purchase of shares by Granite Broadcasting in the tender offer unless (i) the gain is effectively connected with the conduct by such foreign stockholder of a trade or business in the United States (in which case the branch profits tax discussed below may also apply if the foreign stockholder is a corporation); or (ii) the foreign stockholder is an individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met; or (iii) Granite Broadcasting is or has been a U.S. real property holding corporation (a "USRPHC") for United States federal income tax purposes (which Granite Broadcasting does not believe that it has been, currently is, or will likely become) at any time within the shorter of the five-year period preceding the purchase and such foreign stockholder's holding period. Even if Granite Broadcasting were or were to become a USRPHC at any time during this period, gains realized upon the purchase pursuant to the tender offer by a foreign stockholder that did not directly or indirectly own more than 5% of the shares during this period generally would not be subject to United States federal income tax, provided that the shares are "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code). Granite Broadcasting believes that the shares are and at the time the shares would be purchased pursuant to the tender offer will be considered to be "regularly traded on an established security market." If a foreign stockholder does not satisfy any of the Section 302 tests explained above, the purchase of a foreign stockholder's shares by Granite Broadcasting under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the foreign stockholder. Instead, the entire amount received by the

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foreign stockholder with respect to the purchase of its shares by Granite
Broadcasting under the tender offer will be treated as a distribution to the foreign stockholder with respect to its shares under Section 301 of the Code, and treated as a dividend to the extent of the foreign stockholder's allocable share of the available current and accumulated earnings and profits (within the meaning of the Code) of Granite Broadcasting. Dividends paid to foreign stockholders are subject to United States withholding tax at a rate of 30% of the gross amount of the dividend or, if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a foreign stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign stockholder) and an IRS form that is available from the depositary is filled with Granite Broadcasting. A dividend that is effectively connected with the conduct of a trade or business in the United States by a foreign stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign stockholder) will be exempt from the withholding tax described above and subject instead (i) to the United States federal income tax on net income that generally applies to United States persons and (ii) with respect to corporate holders under certain circumstances, a 30% (or, if applicable, a lower treaty rate) branch profits tax that in general is imposed on its "effectively connected earnings and profits" (within the meaning of the Code) for the taxable year, as adjusted for certain items.

        STOCKHOLDERS WHO DO NOT RECEIVE CASH UNDER THE TENDER OFFER. Stockholders whose shares are not purchased by Granite Broadcasting under the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

        BACKUP WITHHOLDING. See Section 3 with respect to the application of United States federal backup withholding tax.

        The discussion set forth above is included for general information only. Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including without limitation the applicability and effect of the constructive ownership rules, any state, local and foreign tax laws., and any proposed changes in applicable tax laws.

SECTION 14. EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT.

        Granite Broadcasting expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Granite Broadcasting to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. Granite Broadcasting also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. Granite Broadcasting's reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Granite Broadcasting must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Granite Broadcasting further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in
Section 6 shall have occurred or shall be deemed by Granite Broadcasting to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which Granite Broadcasting may choose to make a public announcement, except as required by applicable law, Granite Broadcasting shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

        If Granite Broadcasting materially changes the terms of the tender offer or the information concerning the tender offer, Granite Broadcasting will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3)

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and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) Granite Broadcasting increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

SECTION 15. FEES AND EXPENSES.

        Granite Broadcasting has retained Jefferies & Company, Inc. to act as the dealer manager in connection with the tender offer. Jefferies & Company, Inc. will receive reasonable and customary compensation. Granite Broadcasting also has agreed to reimburse Jefferies & Company, Inc. for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify Jefferies & Company, Inc. against certain liabilities in connection with the tender offer, including liabilities under the U.S. federal securities laws. In the ordinary course of its trading and brokerage activities, Jefferies & Company, Inc. and its affiliates may hold positions, for their own accounts or for those of their customers, in securities of Granite Broadcasting.

        Granite Broadcasting has retained Mellon Investor Services LLC to act as information agent and depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. Mellon Investor Services LLC will receive reasonable and customary compensation for its services as information agent and depositary, will be reimbursed by Granite Broadcasting for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

        No fees or commissions will be payable by Granite Broadcasting to brokers, dealers, commercial banks or trust companies (other than fees to the dealer manager and the information agent) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. Granite Broadcasting, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Granite Broadcasting, the dealer manager, the information agent or the depositary for purposes of the tender offer. Granite Broadcasting will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and Instruction 7 in the related letter of transmittal.

SECTION 16. MISCELLANEOUS.

        Granite Broadcasting is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If Granite Broadcasting becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Granite Broadcasting will make a good faith effort to comply with the applicable law. If, after such good faith effort, Granite Broadcasting cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Granite Broadcasting by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Granite Broadcasting has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contain additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Granite Broadcasting.

        Granite Broadcasting has not authorized any person to make any recommendation on behalf of Granite Broadcasting as to whether you should tender or refrain from tendering your shares in the tender offer or as to the price or prices at which you may choose to tender your shares. Granite Broadcasting has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by Granite Broadcasting or the dealer manager.

May 17, 2002

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                                   SCHEDULE I

                         CERTAIN INFORMATION CONCERNING
                       DIRECTORS AND EXECUTIVE OFFICERS OF
                        GRANITE BROADCASTING CORPORATION

        THE FOLLOWING TABLE SETS FORTH THE NAME AND POSITION OF THE DIRECTORS AND EXECUTIVE OFFICERS OF GRANITE BROADCASTING CORPORATION.

         NAME                         POSITION

         W. Don Cornwell              Chairman of the Board, Chief Executive
                                      Officer and Director
         Stuart J. Beck               President, Secretary and Director
         Robert E. Selwyn, Jr.        Chief Operating Officer and Director
         Lawrence I. Wills            Senior Vice President - Chief
                                      Administrative Officer
         Ellen McClain                Senior Vice President - Chief Financial
                                      Officer
         James L. Greenwald           Director
         Martin F. Beck               Director
         Edward Dugger, III           Director
         Thomas R. Settle             Director
         Charles J. Hamilton, Jr.     Director
         M. Fred Brown                Director
         Jon E. Barfield              Director
         Veronica Pollard             Director

        The business address of each person above is c/o Granite Broadcasting Corporation, 767 Third Avenue, 37th Floor, New York, New York, 10017 and the business telephone number of each person above is (212) 826-2530.

                                       I-1
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        The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

                     THE DEPOSITARY FOR THE TENDER OFFER IS:
                          MELLON INVESTOR SERVICES LLC

         BY MAIL:             BY OVERNIGHT COURIER:             BY HAND:

      P.O. Box 3301             85 Challenger Road     120 Broadway - 13th Floor
South Hackensack, NJ 07606       Mail Stop-Reorg        New York, New York 10271
                            Ridgefield Park, NJ 07660
                            Attn: Reorganization Dept.

                                  BY FACSIMILE:

                        (For Eligible Institutions Only)
                                 (201) 296-4293

                           FOR CONFIRMATION TELEPHONE:

                                 (201) 296-4860

        Questions or requests for assistance or additional copies of this offer to purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to the information agent or the dealer manager at their respective locations and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.


                 THE INFORMATION AGENT FOR THE TENDER OFFER IS:

                          MELLON INVESTOR SERVICES LLC
                            44 Wall Street, 7th Floor
                            New York, New York 10005

                         BANKS AND BROKERS CALL COLLECT:
                                 (917) 320-6286

                        ALL OTHERS PLEASE CALL TOLL-FREE:
                                 (800) 684-8823


                   THE DEALER MANAGER FOR THE TENDER OFFER IS:

                            JEFFERIES & COMPANY, INC.
                               520 Madison Avenue
                            New York, New York 10022
                              Call: (866) 533-7303